Exhibit 10.9

August 9, 2012

Kevin Cook

C/O Dialogic Inc.

1504 McCarthy Boulevard

Milpitas, CA 95035-7405

Dear Kevin:

Dialogic Inc. (the “Company”) is pleased to confirm the terms and conditions of your new role as the Company’s President and Chief Executive Officer, as set forth in this letter agreement (the “Agreement”). This Agreement is effective on August 9, 2012 (“Effective Date”). This Agreement amends and supersedes in its entirety the employment letter agreement entered into by and between the Company and you on December 5, 2011 (the “Prior Agreement”). The terms of your continuing employment are as follows:

1. Duties. As President and Chief Executive Officer, you will report to the Board of Directors. You will devote your best efforts and full business time, skill and attention to the performance of your duties. You are required to adhere to the general employment policies and practices of the Company that may be in effect from time to time. The Board of Directors, subject to the terms of this Agreement, may change your position, duties, work location and compensation from time to time in its discretion.

2.	Cash Compensation.

(a) Annual Base Salary. You will be paid an annual base salary of $500,000 USD, less applicable deductions and withholdings, to be paid in accordance with the Company’s payroll practices, as may be in effect from time to time. Statement of salary as an annual amount does not negate the at-will provisions of this Agreement.

(b) Annual Incentive Compensation.

(i) Commissions. Through the end of the second fiscal quarter of 2012, you have been eligible to earn cash incentive compensation in the form of commissions under the terms and conditions of the Company’s sales incentive plan, at an on-target rate of $300,000 USD per annum. Any commission earned from January 1, 2012 through June 30, 2012 will be paid on or prior to September 30, 2012, subject to your continued employment through the date of payment.

(ii) Annual Bonus. For the remainder of 2012, you will be eligible to earn cash incentive bonus compensation based on the achievement in the second half of 2012 of certain corporate and individual goals that will be approved by the Board of Directors on or before August 15, 2012 (the bonus opportunity, the “Annual Bonus”). The target Annual Bonus

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for the second half of 2012 is $200,000 USD, or $400,000 USD on an annualized basis. Starting in 2013, you will be eligible to earn an Annual Bonus based on achievement of corporate and individual goals approved by the Board of Directors, with a target amount of $400,000 USD per year. Any Annual Bonus amounts are earned subject to your continued employment through each payment date, and payment will generally occur not later than March 15 of the following year.

3. Retention Compensation. As promised to you in connection with your promotion in 2011, you will continue to be eligible to earn retention incentive compensation for each of 2012 and 2013, based on your continued service to the Company. The special retention payments will vest and be paid in installments, subject to your continued employment on each such date and, with respect to the 2013 payments, subject to achievement of the corporate and individual goals approved by the Board of Directors as applicable for the following payment periods, as follows: $50,000 on August 15, 2012, $50,000 on February 15, 2013 and $50,000 on August 15, 2013. If a Capitalization Adjustment (as defined in Section 4 below) occurs prior to August 15, 2013, any performance goals as to which achievement is measured by reference to the capitalization of the Company (such as stock price or number of outstanding shares) will be appropriately and proportionately adjusted to maintain the original intent of the goals (that is, to avoid an increase or diminution in the amount of bonus earned). These amounts will be paid on the first regularly occurring payroll pay date following each such date. If the Company closes a Change of Control prior to the payment of any amounts under this Section 3, and subject to your continued employment through the closing of that transaction, any as yet unearned or unpaid amounts under this Section 3 will be paid immediately prior to the closing of the Change of Control. If your employment with Company terminates for any reason, you will cease to be eligible to receive any as yet unearned retention payments.

4. Equity Compensation. The Company has recommended that the Compensation Committee of the Board of Directors approve the grant to you of equity awards under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”), as provided in this Section 4. For clarity, if a Capitalization Adjustment (as defined in the 2006 Plan) occurs after the Effective Date of this Agreement, the number of shares subject to the equity awards set forth below, the exercise price (as applicable) and the trading price vesting triggers will be appropriately and proportionately adjusted to avoid an increase or diminution in value.

(a) Initial Award. The first award (the “Initial Option”) will be a stock option that covers the number of shares of our Common Stock equal to 500,000 shares less the aggregate number of shares subject to any stock options that are granted to you as part of the proposed offer to exchange underwater stock options that the Company expects to conduct in 2012, subject to the approval of our stockholders at our 2012 annual meeting of stockholders. The Initial Option will be subject to the Company’s standard form of stock option agreement under the 2006 Plan. The Initial Option will have an exercise price equal to greater of $1.00 USD per share and the fair market value of our Common Stock on the date of grant. The date of grant will be the closing date

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of the proposed exchange offer, or, if no such offer closes in 2012, the date of grant will be no later than December 31, 2012. The Initial Option will vest, subject to your continued service on each vesting date, as to 25% of the shares subject to the Initial Option on August 1, 2013, and as to 1/36th of the remaining shares each month thereafter, so that it would be fully vested as of August 1, 2016.

(b) Second Award. The second award (the “Second Award”) will be performance-vesting RSUs that cover 250,000 shares of our Common Stock and will be subject to the Company’s standard form of award agreement under the 2006 Plan. The date of grant will be the closing date of the proposed exchange offer, or, if no such offer closes in 2012, the date of grant will be no later than December 31, 2012. The Second Award will vest, subject to your continued service on each vesting date, as follows:

•

50% of the shares subject to the Second Award will vest on the date that either (1) the Company’s Common Stock has closed at a price equal to or in excess of $2.00 USD for a period of 30 consecutive trading days (that is, on the 30th such trading day) or (2) the Company closes a Change of Control where the price per share to the Company’s stockholders in the deal is equal to or in excess of $2.00 USD.

•

50% of the shares subject to the Second Award will vest on the date that either (1) the Company’s Common Stock has closed at a price equal to or in excess of $3.00 USD for a period of 30 consecutive trading days (that is, on the 30th such trading day) or (2) the Company closes a Change of Control where the price per share to the Company’s stockholders in the deal is equal to or in excess of $3.00 USD.

(c) Third Award. We will recommend that the Board grant you a third award, in the form of performance-vesting RSUs (the “Performance RSUs”), covering up to 18,000 shares of our Common Stock if and only if the proposed exchange offer occurs in 2012. The Performance RSUs will be subject to the Company’s standard form of award agreement under the 2006 Plan. The date of grant will be the closing date of the proposed exchange offer, or, if no such offer closes in 2012, the third award of Performance RSUs will not be granted. Should the Performance RSUs be granted they will vest in full, subject to your continued service, only if and when either (1) the Company’s Common Stock has closed for a period of 30 consecutive trading days at a price equal to or in excess of the greater of (i) $1.00 USD and (ii) the fair market value of our Common Stock on the date the Initial Option is granted or (2) the Company closes a Change of Control where the price per share to the Company’s stockholders in the deal is equal to or in excess of the greater of (i) $1.00 USD and (ii) the fair market value of our Common Stock on the date the Initial Option is granted.

5. Employee Benefits. The Company will continue to provide you an opportunity to participate in the Company’s broad-based medical, dental, life, supplemental life, and disability insurance policies, as well as sick leave, and other Company-sponsored benefits and programs on the same terms and conditions as such benefits are generally offered to similarly situated employees. The Company may, from time to time, change these benefits in its

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discretion. Additional information regarding these benefits is available for your review upon request. In addition, during your employment, the Company will pay the premiums to maintain a supplemental life insurance policy for the benefit of your family with coverage of $1,000,000 and a supplemental long term disability insurance policy (above the standard employee coverage level) for your benefit on mutually agreeable terms, subject to the Company’s ability to obtain such policies at commercially reasonable rates, your eligibility and your cooperation with any reasonable requests by the applicable carrier for personal information, physical exams, etc.

6. Travel. This position is a position that requires frequent travel. You agree to comply with the Company’s standard travel policies as published on the Company intranet, and as otherwise communicated by the Company from time to time. However, by exception to the foregoing, the Company agrees that you may fly Business Class for travel to Europe or Asia.

7. Vacation. We agree to continue to provide you with 20 vacation days per calendar year. Should the Company’s policy change so that it would entitle you to more than 20 vacation days per year, you will be covered by such policy, which would be based on your date of hire as recorded in the Company’s HR records.

8. Termination; Severance.

(a) Resignation without Good Reason; Termination For Cause; Termination Due to Death or Disability. If, at any time, you resign your employment without Good Reason (as defined herein), or if the Company terminates your employment for Cause (as defined herein), or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any earned, unused vacation (if applicable) accrued through your last day of employment. In either of these events, you will not be entitled to any other form of compensation from the Company, including any severance benefits.

(b) Termination without Cause; Resignation for Good Reason. If, at any time, either (x) the Company terminates your employment without Cause, and other than if your employment terminates as a result of your death or disability, or (y) you resign for Good Reason, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you will be entitled to receive (collectively, the “Severance Benefits”):

(i) Salary Continuation. Eighteen (18) months of your then current Base Salary, ignoring any decrease in Base Salary that forms the basis for Good Reason, less all applicable withholdings and deductions (the “Salary Continuation”), paid in equal installments on the Company’s normal payroll schedule for the first eighteen (18) months following your Separation from Service (provided that no payments will be made prior to the 60th day following

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your Separation from Service, and on such 60th day, the Company will pay you in a lump sum the Salary Continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A).

(ii) Annual Bonus. A lump sum payment equal to the Annual Bonus that you would have earned, had you remained employed through the payment date, based on the actual achievement of the performance goals, as determined by the Board, but pro-rated based on the number of days you served as an active employee in the year of termination, paid in a lump sum on the date that the Company pays the Annual Bonus to active employees for that year, but in all cases not later than March 15 of the year following the year of termination.

(iii) Payments for COBRA. If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following your Separation from Service, then the Company will pay to you the same dollar amount of the health insurance premiums that it was paying on your behalf immediately prior to your Separation from Service, from that date until the earliest of (A) the close of the 18th month period following your Separation from Service, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). The Company will make these payments, subject to applicable tax deductions, during each month in which you receive the coverage in the check that contains with your Salary Continuation payment for that month. On the 60th day following your Separation from Service, the Company will make the first payment under this clause equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

The Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Non-Disclosure, Confidentiality and Non-Solicitation Agreement, your Invention and Secrecy Agreement, and your Non-Competition and Non-Solicitation Agreement; (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your Separation from Service; and (c) your delivering to the Company a letter resigning from any office which you hold within the Company and its affiliates at that time and any Board position which you hold at that time in the Company and its affiliates effective no later than the date of your termination date (or such other date as requested by the Board).

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(c) Termination without Cause; Resignation for Good Reason – Change of Control. If on or within twelve (12) months following the closing of a future Change of Control, either (x) the Company or a successor corporation terminates your employment without Cause and other than as a result of your death or disability, or (y) you resign for Good Reason, and provided such termination constitutes a Separation from Service, then, in addition to receiving the Severance Benefits, you will also receive (subject to your satisfaction of the conditions to receiving the Severance Benefits) the acceleration of the vesting of all of your then-outstanding compensatory stock grants as of the date of termination.

9. Definitions.

(a) Change of Control. “Change of Control” will mean the consummation of any one of the following events, but only if such event also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” as defined under Treasury Regulation Section 1.409A-3: (a) a sale, lease or other disposition of all or substantially all of the assets of the Company; (b) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization or (c) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred (excluding (i) any consolidation or merger effected exclusively to change the domicile of the Company, or (ii) any transaction or series of transactions with any then-existing shareholder of the Company or their affiliates or any holder of the Company’s debt principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof).

(b) Cause. For purposes of this Agreement, “Cause” will mean one or more of the following: (i) your conviction of a felony; (ii) your commission of any act of fraud with respect to the Company; (iii) any intentional misconduct by you that has a material adverse effect upon the Company’s business that is not cured by you within thirty (30) days after written notice is given to you by the Company identifying such misconduct; (iv) your breach of any fiduciary or contractual obligation that you owe to the Company that has a material adverse effect upon the Company’s business and is not cured by you within thirty (30) days after written notice is given to you by the Company identifying such breach; (v) willful misconduct or gross negligence in the performance of your duties hereunder, including (without limitation) your refusal to comply in any material respect with the legal directives of the Board or the CEO, so long as such directives are not inconsistent with your position and duties, that are not cured by you within thirty (30) days after written notice is given to you by the Company identifying such misconduct or negligence.

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(c) Good Reason. For the purposes of this Agreement, “Good Reason” will mean your resignation in writing from all positions you then hold with the Company as a result of any one of the following events which occurs without your consent and provided you notify the Company in writing, within thirty (30) days after the occurrence of one of the following actions, that you intend to terminate your employment no earlier than thirty (30) days after providing such notice, and the Company fails to cure such actions within thirty (30) days after receipt of such notice, and such resignation is effective not later than sixty (60) days (or shorter timeframe if mutually agreed to in writing by you and the Company) after the expiration of the applicable thirty (30) day cure period: (i) a material reduction of your then current Base Salary, which the parties agree is a reduction by 10% or more; (ii) any material diminution of your duties, responsibilities, or authority to a level below that of an officer of the Company, excluding for this purpose (1) an isolated or inadvertent action not taken in bad faith that is remedied by the Company immediately after notice thereof is given by you, (2) any change in your title, duties, responsibilities or authority if you are given or you retain other officer level duties within the Company and (3) a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, whether or not public provided you retain duties, position or responsibilities consistent with that of a senior executive of the Company or the larger entity (for example, there will not be Good Reason if you are not made the Chief Executive Officer of the acquiring corporation, but remain the head of the Dialogic business within the acquiring company’s organization); or (iii) any requirement that you relocate to a work site that results in a material adverse change in the geographic location at which you provide services, which the parties agrees is an increase in your one-way commute by more than fifty (50) miles.

(d) Code. For the purposes of this Agreement, “Code” means the Internal Revenue Code of 1988, as amended.

10. 280G Best After Tax. If any payment or benefit you would receive from the Company or otherwise in connection with a change of control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments will occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to you. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and

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then with respect to amounts that are. In the event that acceleration of compensation from your equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

11. Section 409A. Notwithstanding anything to the contrary herein, it is intended that the Severance Benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), all payments made under this Agreement, including without limitation your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment.

It is intended that any severance payment and any other benefits provided hereunder that are not exempt from application of Section 409A will be interpreted and administered so as to comply with the requirements of Code Section 409A to the greatest extent possible, including the requirement that, notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and to the extent payments due to you upon a Separation from Service are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments (or delayed issuance of any shares subject to stock awards that are not themselves exempt from Code Section 409A) is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments will not be provided to you (or such shares issued) prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph will be paid in a lump sum to you, and any remaining payments due will be paid as otherwise provided herein or in the applicable agreement. No interest will be due on any amounts so deferred.

12. Confidentiality, Non-Competition and Non-Solicitation Obligations. As a condition of your continued employment under the terms herein, you must (a) continue to abide by the terms of the Non-Disclosure, Confidentiality and Non-Solicitation Agreement and the Invention and Secrecy Agreement you have executed, copies of which are attached hereto as Exhibit A and Exhibit B; and (b) execute and abide by the Non-Competition and Non-Solicitation Agreement attached as Exhibit C. These separate agreements may be amended by us from time to time without regard to this Agreement and contain provisions that are intended by us to survive and do survive termination or expiration of this Agreement.

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13. At-Will Employment. Your employment with Company will be “at-will.” This means that either you or Company may terminate your employment at any time, with or without Cause, and with or without advance notice.

14. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company continue to agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in New York City, New York by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator will be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company will pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

15. Miscellaneous. This Agreement, including Exhibits A, B and C, is the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral, including but not limited to the Prior Agreement. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other

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jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company will be governed in all aspects by the laws of the State of New Jersey.

If you agree to the terms and conditions set forth herein, please initial the bottom of each page and sign where indicated on the last page. This Agreement will become effective on the Effective Date.

If you have any questions about this Agreement, please do not hesitate to call me.

Best regards,

DIALOGIC INC.

/s/ Nicholas J. DeRoma Nicholas J. DeRoma
[Board Member’s Name]

Accepted and agreed:

/s/ Kevin Cook
Kevin Cook

Date:	8/9/12

Initialed: KPC

EXHIBIT A

EMPLOYEE NON-DISCLOSURE, CONFIDENTIALITY AND NON-SOLICITATION

AGREEMENT

Initialed KPC

Kevin Cook Offer Letter	September 3, 2008

ANNEX A.

EMPLOYEE NON-DISCLOSURE, CONFIDENTIALITY, & NON-SOLICITATION AGREEMENT

(“Agreement”)

In consideration of my employment with Dialogic Inc. or with any other corporation, partnership, association, trust or joint venture, affiliated, in participation with or controlled by Dialogic Corporation, in Canada, the U.S. or in any other country (hereinafter collectively referred to as “Company” with any specific reference which should not be read in the collective meaning the specific employer company):

Non-Disclosure & Confidentiality

For purposes of this Agreement and in connection with my employment with the Company, Confidential Information shall mean information including, but not limited to, any records, data or information concerning inventions, engineering drawings, designs, processes, methods, trade secrets, or manufacturing techniques, software programs, product specifications, product roadmaps and plans, system configuration, government classified business, customer lists and other customer-related information, cost and price information, legal information, finance information, human resources information, supplier lists and other supplier-related information, or any other information not disseminated to the public relating to the Company’s business, affairs or plans of the business, affairs or plans of the Company’s customers or suppliers (all of which is collectively referred to herein as “Confidential Information”).

I acknowledge that I have or will have access, while employed by the Company, to Confidential Information relating to the business, affairs, clients and suppliers of the Company and its clients. I hereby agree that both during and subsequent to my employment with the Company, I will not disclose to any other person whatsoever any Confidential Information which I learned in the course of my employment, whether such Confidential Information belongs to the Company or any third party, except as required by my employment with the Company or by applicable law. I also agree that both during and subsequent to my employment with the Company, I will not use any Confidential Information in any way contrary to the best interests of the Company, I will treat and protect all Confidential Information with a high standard of care, and I will not directly or indirectly divulge, use, or exploit any Confidential Information (except in the normal course of my employment with the Company) to or for the benefit of myself or any other person whatsoever, except with the express prior written consent of an authorized representative of the Company.

I understand and agree that at the time of leaving the employ of the Company, except for material published and disseminated for distribution to the public, I will deliver to the Company (to an officer designated by my superior) and will not keep in my possession or deliver to anyone else, all drawings, prints, notes, memoranda, specifications, devices, samples, documents, or any other material containing or disclosing any of the matters constituting Confidential Information.

I understand and agree that all business documentation on any computer that will be created in association with my employment at the Company (including but not limited to E-mail, Word documents and Excel spreadsheets) are the property of the Company. I agree that upon the termination of my

Dialogic Inc.

1515 Route 10

Parsippany, NJ 07054

Human Resources Parsippany: Esther Zohn: 973-967-6720 HR Fax: 973 967-6030

Kevin Cook Offer Letter	September 3, 2008

employment, all such computer documentation shall be delivered to my supervisor or to a representative of the Human Resources Department. At any time during the course of my employment, the Company may reasonably request to back up such information on to the server or otherwise request a copy of such information.

I also understand and agree that the Company is only interested in my abilities, skills, general knowledge and expertise that I have developed through my work history and I certify that I will not bring with me to the Company or share with the Company the confidential information, if any exists, of any of my former employers.

Non-Solicitation

I understand that the employees of the Company constitute a valuable asset of the company and I agree that during the one year subsequent to the termination of my employment with the Company, I will make no attempt to contact any person who is at that time working for the Company for the explicit or implicit purpose of soliciting or encouraging them to seek other employment.

In the event any one or more of the provisions of this Agreement shall be declared to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity or the enforceability of any other provisions of this Agreement, and the illegal or invalid provisions shall be construed as limited to the minimum extent possible to cure said illegality or invalidity.

The present Agreement is governed by the laws of the Province of Quebec, Canada with the exception of its conflict of laws provisions and I acknowledge that I have requested that the present Agreement and all documentation relating directly or indirectly hereto be drafted in English.

WITNESS:

DIALOGIC INC.	EMPLOYEE:

/s/ Rosanne M. Sargent	/s/ Kevin P. Cook
Signature	Signature:

By: Rosanne M. Sargent	Name: Kevin P. Cook
Senior VP, Human Resources

Date Signed: September 3, 2008	Date Signed: 9/4/08

Dialogic Inc.

1515 Route 10

Parsippany, NJ 07054

Human Resources Parsippany: Esther Zohn: 973-967-6720 HR Fax: 973 967-6030

EXHIBIT B

INVENTION AND SECRECY AGREEMENT

Initialed: KPC

Kevin Cook Offer Letter	September 3, 2008

ANNEX B.

DIALOGIC CORPORATION

INVENTION AND SECRECY AGREEMENT (“Agreement”)

In consideration of my employment with Dialogic Inc. or with any other corporation, partnership, association, trust or joint venture, affiliated, in participation with or controlled by Dialogic Corporation (hereinafter collectively referred to as “Dialogic” with any specific reference which should not be read in the collective meaning the specific employer company), I agree as follows (in addition to any other obligations required of me pursuant to the nature of my employment):

1. During the period of my employment, to promptly and fully communicate in writing to Dialogic (to such department or officer of Dialogic as it may direct from time to time) any and all creations, ideas, designs, processes, inventions, improvements, discoveries, developments and the like, made, acquired, obtained, created or conceived by me, either solely or jointly with others during such period, related to the scope of my employment or using Dialogic’ resources or equipment at any time, or which relate to the business of Dialogic or its affiliated or associated companies, whether or not such creations, ideas, designs, processes, inventions, improvements, discoveries, developments and the like are patentable or copyrightable or used by Dialogic (the “Inventions”). I do hereby acknowledge that Dialogic shall be the sole owner of any and all rights, title and interests in and to the said Inventions and hereby assign any and all of my rights, title and interests in and to the said Inventions, including without limitation any and all intellectual property rights therein, and the right to sue for past, present and future infringement, in any and all countries, to Dialogic or to such persons or parties as Dialogic may designate. I hereby waive any and all moral rights in and to all works, past and future, created in the course of my employment.

2. During the period of my employment and at any time thereafter, I undertake to execute any and all documents, assignments, instruments and other papers, to make any proper oath, and to accomplish any and all acts which Dialogic may deem necessary for securing and protecting the rights, title and interests of Dialogic in such Inventions; and I further agree that I will (but at no out-of-pocket cost to me) assist Dialogic in any and all administrative and legal proceedings before intellectual property offices, courts and other bodies involving the said Inventions or any and all intellectual property right which may evolve therefrom, including without limitation, patents, patent applications, trade secrets, copyrights, and copyright applications.

3. I certify that as of this date, I have no inventions, improvements, discoveries or developments falling within the scope of this Agreement which were made prior to the date of my employment and which I own either totally or in part (the “Prior Inventions”) except as follows:

which Prior Inventions shall not be assigned under this Invention and Secrecy Agreement. However, if I incorporate a Prior Invention into an Invention, I hereby grant to Dialogic a nonexclusive, irrevocable, perpetual, worldwide license to make, have made, modify, use, offer to sell, sell, import and to otherwise fully exploit such Prior Invention as a part of or in connection with such Invention, with the right to grant

Dialogic Inc.

1515 Route 10

Parsippany, NJ 07054

Human Resources Parsippany: Esther Zohn: 973-967-6720 HR Fax: 973 967-6030

Kevin Cook Offer Letter	September 3, 2008

sublicenses of any or all such rights to others, without further compensation or royalty due to me from Dialogic or any successor or assign. If by incorporating a Prior Invention into an Invention, I create new, including but not limited to patentable or copyrightable subject matter (“New Invention”), said New Invention will be treated as an Invention as set forth herein.

4. I acknowledge and agree that Dialogic is only interested in my abilities, skills, general knowledge and expertise that I have developed through my work history and I certify that I am not bringing with me to Dialogic any confidential information or other proprietary information of a former employer or former or existing client or any other third party and will not, in the performance of my duties for Dialogic, use any confidential information or other proprietary information of any former employer or former or existing client or any other third party without the prior written consent of such client or third party.

5. I also acknowledge that I have received a copy of, and carefully read Dialogic Conflict of Interest Policy; I understand it and hereby agree to abide by any and all of its terms.

6. I acknowledge that Dialogic is also the owner of various intellectual property (including but not limited to industrial designs, inventions, trademarks, copyrights, patents, trade secrets whether registered or unregistered) and I agree never during or after my employment to make use of those intellectual property rights except as directed by Dialogic and in any case solely for the benefit of Dialogic.

7. The obligations contained herein shall continue beyond the termination of my employment, irrespective of the cause of termination.

8. This Agreement shall be governed and interpreted by the laws of the Province of Quebec, Canada with the exclusion of its conflict of laws provisions.

9. I acknowledge that I have required that the present Agreement and all documentation relating directly and indirectly hereto be drafted in English.

10. In the event any one or more of the provisions of this Agreement shall be declared to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity or the enforceability of any other provisions of this Agreement, and the illegal or invalid provisions shall be construed as limited to the minimum extent possible to cure said illegality or invalidity.

I have carefully read this Invention and Secrecy Agreement, I understand it and hereby agree to abide by any and all of its terms.

DIALOGIC INC.		EMPLOYEE:

By:	/s/ Rosanne M. Sargent	Signed:	Kevin P. Cook
Printed Name: Rosanne M. Sargent		Print:	Kevin P. Cook
Title:	Senior VP, Human Resources
Date:	September 3, 2008	Date Signed: 9/4/08

Attachment: Conflict of Interest Policy

Dialogic Inc.

1515 Route 10

Parsippany, NJ 07054

Human Resources Parsippany: Esther Zohn: 973-967-6720 HR Fax: 973 967-6030

EXHIBIT C

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made and entered into this 9th day of August, 2012 (the “Effective Date”), by and between Dialogic Inc. (the “Company”), and Kevin Cook, an individual (“Executive”).

RECITALS

In connection with Executive’s promotion to the role of President and Chief Executive Officer for the Company and the increases in his compensation as set forth in the letter agreement effective August 9, 2012 (the “Employment Agreement”), the Company has required that Executive enter into this Agreement.

In his new role, Executive will obtain extensive and valuable knowledge and confidential information concerning the business of the Company and its affiliated companies.

AGREEMENT

In consideration of Executive’s promotion and the increases in compensation hereafter paid to Executive, Executive hereby agrees as follows:

1.	NATURE OF AGREEMENT

1.1 Executive and the Company intend this Agreement to be an agreement of non-competition and non-solicitation only. Executive’s employment with the Company is at-will which means that either Executive or the Company may terminate the employment relationship at any time for any reason. This at-will relationship may not be modified or varied in any way except by a written agreement signed by the Board of Directors of the Company. Executive agrees that neither the provisions set forth in this Agreement nor any other written or verbal communications between the Company and Executive as of the date of this Agreement has created or is intended to create a contract of employment or a promise to provide any benefits.

1.2 This Agreement contains obligations that survive termination of the employment relationship between Executive and the Company.

2. DEFINITIONS. As used in this Agreement, the following terms will have the following meanings:

2.1 “Competitor” is any entity that designs, develops, markets or sells, or is preparing to design, develop, market or sell a Conflicting Service, which, as of the Effective Date, is limited to Acme Packet, Audiocodes, Genband, Huawei, Radisys, Sonus, and Tekelec. The Board of Directors of the Company may, in good faith, unilaterally edit this list of Competitors from time to time as the Company’s business or its affiliates’ business changes and as new entities enter the marketplace for Competitive Services.

2.2 “Conflicting Service” means any product, service, or process or the research and development thereof, of any person or organization other than the Company or its affiliates that directly competes with a product, service, or process, including the research and development thereof, of the Company or its affiliates with which Executive worked directly or indirectly during Executive’s employment by the Company or about which Executive acquired Confidential Information during Executive’s employment by the Company.

2.3 “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year prior to the date Executive’s employment with the Company ends, (i) contracted for, was billed for, or received from the Company or its affiliates any product, service or process with which Executive worked directly or indirectly during Executive’s employment by the Company or about which Executive acquired Confidential Information; or (ii) was in contact with Executive or in contact with any other employee, owner, or agent of the Company or its affiliates, of which contact Executive was or should have been aware, concerning any product, service or process with which Executive worked directly or indirectly during Executive’s employment with the Company or about which Executive acquired Confidential Information; or (iii) was solicited by the Company or its affiliates in an effort in which Executive was involved or of which Executive was or should have been aware.

2.4 “Confidential Information” shall have the meaning set forth in the Non-Disclosure, Confidentiality and Non-Solicitation Agreement by and between Executive and the Company dated September 4, 2008, a copy of which is attached to the Employment Agreement as Exhibit A.

2.5 “Invention Agreement” shall mean the Invention and Secrecy Agreement by and between Executive and the Company dated September 4, 2008, a copy of which is attached to the Employment Agreement as Exhibit B.

2.6 “Non-Disclosure Agreement” shall mean the Non-Disclosure, Confidentiality and Non-Solicitation Agreement by and between Executive and the Company dated September 4, 2008.

3.	NON-COMPETITION

3.1 Duty of Loyalty During Employment. Executive agrees that during the period of his employment by the Company, Executive will not, without the Company’s express written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, his employment by the Company.

3.2 No Competition. Executive covenants and agrees that, during the period of Executive’s employment with the Company and for the eighteen (18) month period after the date

Executive’s employment ends for any reason, including but not limited to voluntary termination by Executive or involuntary termination by the Company, the Executive shall not, directly or through others:

(a) compete with the Company or its affiliates by working for a Competitor as an employee, consultant, advisor, independent contractor, or in any other capacity.

(b) solicit, perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.

4.	NON-SOLICITATION

4.1 No Hire of Employees. Executive covenants and agrees that, during the period of Executive’s employment with the Company and for the eighteen (18) month period after the date Executive’s employment ends for any reason, including but not limited to voluntary termination by Executive or involuntary termination by the Company, Executive will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others (except on behalf of the Company), hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company or its affiliates or who has left the employment of the Company or its affiliates within the preceding three (3) months of any such prohibited activity or discuss any potential employment or business association with such person, even if Executive did not initiate the discussion or seek out the contact.

4.2 No Solicitation of Customer or Consultants. Executive covenants and agrees that, during the period of Executive’s employment with the Company and for the eighteen (18) month period after the date Executive’s employment ends for any reason, including but not limited to voluntary termination by Executive or involuntary termination by the Company, Executive will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others (except on behalf of the Company), solicit, induce or attempt to induce any Customer or Potential Customer, or any consultant or independent contractor with whom Executive had direct or indirect contact during Executive’s employment with the Company or whose identity Executive learned as a result of Executive’s employment with the Company, to terminate, diminish, or materially alter in a manner harmful to the Company or its affiliates its relationship with the Company or its affiliates.

5.	REASONABLENESS OF RESTRICTIONS.

5.1 Company’s Legitimate Business Interest. Executive agrees that Executive has read this entire Agreement and understands it. Executive agrees that this Agreement does not prevent Executive from earning a living or pursuing Executive’s career. Executive agrees that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. Executive represents and agrees that Executive is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

5.2 Modifications and Amendments. In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, Executive and the Company agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in the preceding sentence, Executive and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and Executive agrees to be bound by this Agreement as modified.

6.	LEGAL AND EQUITABLE REMEDIES

6.1 Remedies. Executive agrees that it may be impossible to assess the damages caused by Executive’s violation of Sections 3 and 4 of this Agreement. Executive agrees that any threatened or actual violation of Sections 3 and 4 of this Agreement will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

6.2 Attorneys’ Fee Award. Each party agrees that if the other party is successful in whole in any legal or equitable action under this Agreement, the prevailing party shall be entitled to payment of all costs, including reasonable attorney’s fees, from the other party.

6.3 Extension of Restricted Period. In the event the Company enforces this Agreement through a court order, Executive agrees that the restrictions of Sections 3 and 4 shall remain in effect for a period of twenty-four (24) months from the effective date of the order enforcing the Agreement.

7.	MISCELLANEOUS

7.1 Entire Agreement. This Agreement supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof. The parties have entered into a separate Non-Disclosure Agreement and a separate Inventions Agreement. These separate agreements govern other aspects of the relationship between the parties, may be amended or superseded by the Parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.2 Survival. The provisions of this Agreement shall survive the termination of Executive’s employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

7.3 Governing Law. This Agreement shall be construed and governed by the internal laws of the State of New Jersey without giving effect to principles of conflicts of law. The Parties expressly consent to the personal jurisdiction and venue of the state and federal courts located in New Jersey for any lawsuit filed there against Executive by Company arising from or related to this Agreement.

7.4 Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be void and of no effect, the provisions of this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision, and this Agreement as so amended or modified shall not be rendered unenforceable or impaired, but shall remain in force to the fullest extent possible in keeping with the intention of the parties hereto. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

7.5 Successors and Assigns. This Agreement is for Executive’s benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon Executive’s heirs, executors, administrators and other legal representatives.

7.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

7.7 Amendments. Any amendment to this Agreement must be in writing executed by, or on behalf of, all of the parties hereto.

7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

[signatures to follow on next page]

IN WITNESS WHEREOF, the Executive has executed this Agreement, and the Company has caused this Agreement to be executed, as of the date first written above.

DIALOGIC INC.

By:	/s/ Nicholas J. DeRoma
Name:	Nicholas J.DeRoma
Title:	Board Member

EXECUTIVE:

/s/ Kevin Cook
Kevin Cook